FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports Record Quarterly Revenue
First-Quarter 2015 Highlights

•	Revenues increased 40% to $176.2 million, the highest quarterly revenue in WWE history

•	OIBDA of $21.0 million increased $28.2 million from the prior year quarter

•	Financial results surpassed the Company's public guidance

•	WWE Network reached 1.3 million total subscribers, representing a 99% increase from the prior year WrestleMania (which was held on April 6, 2014)
STAMFORD, Conn., April 30, 2015 - WWE (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2015. For the quarter, the Company reported Net income of $9.8 million, or $0.13 per share, compared to a Net loss of $8.0 million, or $0.11 per share, in the first quarter last year.
“During the quarter, we generated record quarterly revenue and strong earnings growth, reflecting our strategy to realize greater value from our content across multiple platforms,” said WWE Chairman & CEO Vince McMahon. “We believe that we are on a path to significant growth as we continue to expand WWE Network and innovate faster than ever.”

“Our strong earnings growth was driven primarily by the escalation of our television rights fees and the expansion of WWE Network subscribers. For the quarter, our OIBDA surpassed our public guidance,” added George Barrios, Chief Strategy & Financial Officer. “WWE Network subscribers watched an estimated average of 53 hours of content per household over the quarter putting it among Netflix and the top cable and broadcast networks in terms of viewer hours per household. Additionally, WrestleMania 31 was viewed in more homes globally than ever before. Our ability to engage our global fan base reinforces our view that successful execution of our WWE Network strategy can generate meaningful economic returns.”
WWE Network Update: First Quarter Highlights
Network segment revenues increased 104% from the prior year quarter. WWE Network surpassed 1.3 million subscribers1 following WrestleMania 31 (as of March 29, 2015), making it the most viewed WrestleMania in history.

The subscriber level at quarter-end was nearly double the number of subscribers reported on April 7, 2014 - the day after WrestleMania last year - and represented a 33% increase since January 27, 2015, when the network surpassed the 1 million subscriber milestone. Subscriber growth since January was driven by the iconic attraction of the Company’s WrestleMania event and the success of WWE Network’s February free promotion. During the quarter, the Company continued to broaden the network’s global distribution, launching it in the U.K. and Middle East, and expanding distribution in Canada. From inception through March 31, 2015, WWE Network had attracted nearly 1.8 million unique subscribers with 74% of these subscribers active as of that date.

•
WWE Network’s compelling live and new original content continued to drive viewer engagement. WWE Network’s most viewed programs were led by the Company’s pay-per-views, original series, NXT Live, and other specials.

•
During the quarter, 94% of total subscribers accessed WWE Network at least once per month. WWE Network subscribers watched an estimated average of 53 hours of content per household over the quarter putting it among Netflix and the top cable and broadcast networks in terms of viewer hours per household.

(For additional information, see the Company’s First-Quarter 2015 Earnings Presentation, which can be found on the Company’s web site at ir.corporate.wwe.com)

•
WWE Network added 511,000 subscribers to reach 1,327,000 paid subscribers at March 31, 2015, representing a 63% increase from year-end 2014. The subscriber growth reflected the acquisition of 795,000 subscribers, which was 13% above the gross subscriber additions in the prior year period from the network’s launch through WrestleMania (February 24, 2014 - April 6, 2014).

•
WWE Network attracted an average of approximately 927,000 paid subscribers for the first quarter 2015, representing a 29% increase from the fourth quarter 2014 average.[2] The network’s February free promotion contributed to that growth, attracting approximately 201,000 trial subscribers, of which 154,000, or 77%, converted to paying subscribers in March.

•
The Company continued to broaden the global distribution of WWE Network. During the quarter, the network was made available in the U.K. and Ireland in mid-January for £9.99 per month and €12.99 per month, respectively, and was launched in the Middle East and North Africa in late March as a premium linear channel. Additionally, Rogers Communications, the Company’s exclusive network distribution partner in Canada, reached agreements that made WWE Network available nationally in Canada before WrestleMania (March 29).  At quarter-end, WWE Network had approximately 196,000 international subscribers.[3]

(1),(3) Subscriber numbers in UK/Ireland are subject to local consumer protection laws and regulations governing fee charges.

(2)
Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions. Trial subscribers acquired during a promotional period are not counted as paying subscribers until they convert after the end of the free period.

WWE Network Update: Future Plans
To grow WWE Network, the Company is executing a five-part strategy, including creating new content, implementing high impact customer acquisition and retention programs, introducing new features, expanding distribution platforms, and entering new geographies. Over the remainder of 2015, the Company is focused on expanding the network’s line-up of compelling original content as a critical element of this strategy.

Programming: In addition to the premium monthly live pay-per-view events, WWE Network unveiled new programming for the remainder of 2015, which includes eight brand new original series and partnerships with director Jeff Tremaine, Seth Green’s Stoopid Buddy Stoodios and legendary talk show host Jerry Springer. In addition, in the new show Diva Search WWE will span the globe in search of the most beautiful, athletic and charismatic women in the world to find the next stunning WWE Diva. WWE Network will also produce compelling special programming and short form content while continuing to add 1,000 hours to its robust video-on-demand library, which currently has more than 3,000 hours of content. (For more details of WWE Network’s programming line-up, please see the Company’s March 30, 2015 programming release).

Promotions: Based on the successful execution of the network’s free trial offerings, the Company will continue its sampling program. All new subscribers who register for the network in May will receive the network for free in that month, including WWE Payback live on Sunday, May 17.

Features/Distribution: Other important elements of the Company’s network strategy include improving the user experience and content discovery across devices, while continuing to expand distribution platforms.

Geographies: The Company is developing plans for geographic expansion to India, China, Germany, Japan, Italy, Thailand and Malaysia.
2015 Business Outlook
The rate of WWE Network subscriber adoption is a critical determinant of the Company’s projected future financial performance.

In 2015, the Company expects year-over-year adjusted OIBDA growth in every quarter, with growth driven by the performance of WWE Network, the contractual escalation of television rights fees, and continued innovation across all of the Company’s businesses.

For the second quarter 2015, the table below outlines ranges of potential Company performance at different subscriber levels (Reconciliation of Operating Income to Adjusted OIBDA can be found in the Supplemental Information included in this release).

Total Company - 2015 Q2 Adjusted OIBDA (in millions)

Average Paid
Subscribers [4]	2015 Q2 ($M)
1,000	$1 - $3
1,050	$2 - $4
1,100	$3 - $5
1,200	$6 - $8
1,300	$9 - $11

(For the full-year 2015 Business Outlook, see the Company’s Q4 2014 Earnings Release - February 12, 2015.)

(4) Average paid subscribers shown in thousands. The average number of paid subscribers in 2015 Q1 was approximately 927,000.
Comparability of Results
WrestleMania 31 occurred on March 29, 2015 and is included in first quarter 2015 results, whereas the comparable prior year event occurred on April 6, 2014 and was included as part of second quarter 2014 results. Given that a significant portion of first quarter network subscriber growth occurred in late March of 2015, the timing impact of the event on WWE Network profits within the quarter is not considered to be material. Therefore, the Company believes the timing impact of WrestleMania, is best estimated from the direct contribution of the event to ticket sales, merchandise sales, pay-per-view revenue, pay-per-view production costs (excluding any attribution from WWE Network). In aggregate, these items increased revenue by $24.9 million and reduced OIBDA and EPS by $0.4 million and $0.00, respectively. In order to facilitate an analysis of the Company’s financial results, the Company has prepared a pro forma statement, which excludes these items from reported amounts. (See Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures.)

The impact of WrestleMania is measured using a pro forma statement rather than as an adjusting item to the Company’s reported results because adjustments to the Company’s financial measures are limited by definition to items that are difficult to predict and are considered unusual or non-recurring in nature. As defined, adjusted financial measures would exclude certain material items, including but not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. No such items were reported in or have been adjusted from first quarter 2015 or first quarter 2014 results.
Three Months Ended March 31, 2015 - Results by Region and Business Segment
Revenues increased 40% to $176.2 million. North American revenues increased 38% driven primarily by the expansion of WWE Network subscribers and the escalation of television rights fees as reflected in the Company’s Media Division, as well as increased Live Event revenue from the performance of North American events and the timing of WrestleMania. Revenues from outside North America increased 50% driven by the increased monetization of content as reflected in the Media Division across the EMEA and Asia Pacific regions. Changes in foreign exchange rates did not have a material impact on first quarter 2015 revenue.
The following tables reflect net revenues by region and by segment (in millions):

	Three Months Ended
Net Revenues By Region:	March 31, 2015	March 31, 2014
North America	$140.3	$101.7
Europe/Middle East/Africa (EMEA)	21.6	12.9
Asia Pacific (APAC)	12.0	9.0
Latin America	2.3	2.0
Total net revenues	$176.2	$125.6

	Three Months Ended
Net Revenues by Segment:	March 31, 2015	March 31, 2014
Media Division	$104.8	$76.2
Live Events	39.3	21.7
Consumer Products Division	30.2	23.2
WWE Studios	1.5	4.3
Corporate and Other	0.4	0.2
Total net revenues	$176.2	$125.6
Media Division
Revenues from the Company's Media division increased 38% to $104.8 million with growth driven by the ramp up of WWE Network and the escalation of television rights fees, partially offset by declines in Home Entertainment and Digital Media.

The following table reflects Media Division revenues (in millions):

	Three Months Ended
Media Division Revenues	March 31, 2015	March 31, 2014
Network	$37.6	$18.4
Television	58.2	40.6
Home Entertainment	4.7	10.5
Digital Media	4.3	6.7
Total Media Division revenues	$104.8	$76.2

•	Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 104% or $19.2 million from the prior year quarter.
WWE Network generated $28.6 million in revenue based on an average of 927,000 paid subscribers over the quarter. WWE Network had approximately 1,327,000(5) paid subscribers at March 31, 2015 as compared to 816,000 paid subscribers at December 31, 2014 and 495,000 paid subscribers at March 31, 2014.

The following table reflects WWE Network paid subscribers (in thousands):

	Three Months Ended		Twelve Months Ended
	Mar. 31, 2015	Mar. 31, 2014	Dec. 31, 2014
Ending paid subscribers
U.S.	1,131	495	772
International(6)	196	—	44
Total paid subscribers	1,327	495	816
Average Paid Subscribers
Quarter	927	147	—
Year-to-date(7)	927	147	567

(5),(6) Subscriber numbers in UK/Ireland are subject to local consumer protection laws and regulations governing fee charges.

(7)
The calculation of average paid subscribers for the twelve months ending Dec. 2014 uses a year-to-date period beginning January 1, 2014 and is below the average that would be calculated using the actual WWE Network launch date, February 24, 2014.

Pay-per-view revenue contributed $9.0 million in revenue with approximately 505,000 buys as three events were produced in the quarter. On a comparable basis (for the events produced in both the current and prior year quarter), current period pay-per-view buys declined 71%, reflecting the availability of pay-per-view events on WWE Network.

The details for the number of buys are as follows (in thousands):

		Three Months Ended
Broadcast Month	Events (in chronological order)	March 31, 2015	March 31, 2014
January	Royal Rumble®	145	467
February	Fast Lane™/Elimination Chamber™	46	183
March	WrestleMania 31	259
Prior events		55	28
	Total	505	678

•
Television revenues increased 43% to $58.2 million from $40.6 million in the prior year quarter primarily due to the renegotiation of key domestic and international distribution agreements, the largest of which became effective in the fourth quarter 2014 and the first quarter 2015. Additionally, the increase in revenue reflected the production and monetization of a third season of Total Divas, which had 10 episodes in the quarter as compared to 3 episodes of the second season in the prior year quarter.

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Home Entertainment net revenues decreased to $4.7 million from $10.5 million in the prior year quarter primarily due to a 43% decline in units shipped and the recognition of a $2.5 million minimum guarantee in the prior year quarter. The decline in DVD units shipped reflected reduced shipments of WWE's catalog titles attributable, in-part, to the decline in the DVD industry. As catalog titles are typically characterized by lower prices and profit margins than new releases, the resulting change in product mix contributed to an 11% increase in the average effective price to $8.74.

•
Digital Media net revenues were $4.3 million compared to $6.7 million in the prior year quarter. The decline reflected lower advertising across various platforms as well as lower monetization of the Company's pay-per-view webcasts via WWE.com as these events became available on WWE Network. Additionally, the decline reflected the absence of revenues associated with the Company’s Magazine Publishing business, which was discontinued in the third quarter 2014.

Live Events
Live Event revenues increased 81% to $39.3 million from $21.7 million in the prior year quarter primarily due to the timing of the Company's annual WrestleMania event, which occurred in the first quarter 2015 as compared to the second quarter 2014, and stronger performance of the Company’s other live events in North America.

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There were 76 total events in the current quarter, including 73 events in North America and 3 events in international markets, as compared to 80 events in the prior year quarter, which were held in North America.

•
North American live event revenue increased 68% to $38.3 million from $21.7 million in the prior year quarter, driven in part by the timing of WrestleMania, which generated revenue of approximately $15.7 million in the current year quarter. Excluding the impact of WrestleMania, revenue growth from the Company’s North American live events reflected a 7% increase in average ticket prices to $44.88 and a 4% increase in average attendance to 6,700 fans. These factors more than offset the impact of 8 fewer events in the region.

•	International live event revenue increased $1.0 million reflecting the staging of 3 events in the current year quarter. (There were no international live events in the prior year quarter.)

Consumer Products Division
Revenues from Consumer Products increased 30% to $30.2 million from $23.2 million in the prior year quarter, with growth across our businesses as described below.

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Licensing revenues increased 18% to $16.5 million primarily driven by increased video game revenues that derived from both higher unit sales and effective royalty rates than in the prior year quarter. Estimated unit sales of our newest franchise game, WWE2K15, increased globally by approximately 30%. Additionally, the increase in licensing revenue benefited from higher sales of downloadable content associated with our franchise video game, WWE2K14, and a WWE branded game, WWE Supercard.

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Venue Merchandise revenues increased 68% to $8.4 million from $5.0 million in the prior year quarter reflecting an increase due to the timing of WrestleMania. WrestleMania 31 generated venue merchandise sales of $3.3 million in the current year quarter.

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WWEShop revenues increased 26% to $5.3 million as compared to $4.2 million in the prior year quarter as a 42% rise in the number of online merchandise sales to approximately 113,000 orders was partially offset by a 11% decrease in revenue per order to $46.51. The significant rise in orders was driven by increased marketing, and improved product assortment.

WWE Studios
WWE Studios recognized revenue of $1.5 million as compared to revenue of $4.3 million in the prior year quarter. The decline in revenue was primarily due to the performance and timing of results from the Company’s portfolio of movies as the prior year quarter reflected the strong performance of The Call (released theatrically in March 2013).
WWE Studios' movie portfolio generated a loss of $0.4 million in the quarter compared to income of $1.6 million in the prior year quarter. In March 2015, WWE Studios released The Flintstones & WWE Stone Age Smackdown (direct-to-DVD), which continues the Company's successful partnership with Warner Bros. Animation.
Corporate and Other
Corporate and Other expenses of $38.1 million were essentially unchanged from the prior year quarter. As defined, these expenses include corporate G&A expenses as well as sales, marketing, international management and talent development costs, which are not allocated to specific segments.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA reached $21.0 million as compared to a loss of $7.2 million in the prior year quarter. The $28.2 million increase was driven by the escalation of television rights fees, higher profits from live events, the expansion of WWE Network, and increased video game sales. Television profits increased $15.0 million predominantly from the renegotiation of key distribution agreements. Live event profits increased $13.8 million with $11.1 million attributable to WrestleMania and the remainder to the strong performance of the Company’s other North American events. Network segment OIBDA increased $2.1 million as significant growth in subscription revenue was partially offset by the production costs associated with WrestleMania. Reduced profits from Home Entertainment and WWE Studios also partially offset the overall OIBDA growth. With such growth across most of the Company’s businesses, its OIBDA margin improved to 12% in the current year quarter as compared to (6%) in the prior year quarter.

Depreciation and Amortization
Depreciation and amortization expense totaled $5.9 million for the current year quarter as compared to $5.0 million in the prior year quarter. Depreciation and amortization expense in both the current and prior year periods derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded expense of $0.6 million compared to an expense of $0.3 million in the prior year quarter.
Effective tax rate
The effective tax rate of 32% decreased four percentage points from the prior year quarter, reflecting increased deductions for domestic production activities.
Cash Flows & Liquidity
Cash flows provided by operating activities were $14.3 million in the current year quarter. The source of cash was driven by the Company's operating profit.
Purchases of property and equipment and other assets increased by $1.5 million from the prior year period.
As of March 31, 2015, the Company held $113.6 million in cash and short-term investments and currently estimates debt capacity under the Company’s revolving line of credit to be approximately $161 million.
Additional Information
Additional business metrics are made available to investors on a monthly basis on the corporate website - ir.corporate.wwe.com. Note: As previously announced, WWE will host a conference call on April 30, 2015 at 11:00 a.m. ET to discuss the Company's earnings results for the first quarter of 2015. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 913-489-5104 from outside the U.S. (conference ID for both lines: 6696160). Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on April 30, 2015 at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 35 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all 12 live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 170 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network; major distribution agreements; our need to continue to develop creative and entertaining programs and events; a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our revolving credit facility; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercising control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares which are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made, are subject to change without any obligation on the part of the Company to update or revise them, and undue reliance should not be placed on these statements.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Net revenues	$176.2	$125.6

Cost of revenues	109.7	84.8
Selling, general and administrative expenses	45.5	48.0
Depreciation and amortization	5.9	5.0
Operating income (loss)	15.1	(12.2)
Investment income, net	0.2	0.3
Interest expense	(0.5)	(0.5)
Other expense, net	(0.3)	(0.1)
Income (loss) before income taxes	14.5	(12.5)
Provision for (benefit from) income taxes	4.7	(4.5)
Net income (loss)	$9.8	$(8.0)
Earnings (loss) per share:
Basic and diluted	$0.13	$(0.11)
Weighted average common shares outstanding:
Basic	75.5	75.1
Diluted	76.0	75.1
Dividends declared per common share (Class A and B)	$0.12	$0.12

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46.9	$47.2
Short-term investments, net	66.7	68.2
Accounts receivable, net	54.9	40.1
Inventory	5.9	4.7
Deferred income tax assets	22.4	24.1
Prepaid expenses and other current assets	12.3	12.9
Total current assets	209.1	197.2
PROPERTY AND EQUIPMENT, NET	113.9	114.1
FEATURE FILM PRODUCTION ASSETS, NET	27.3	26.5
TELEVISION PRODUCTION ASSETS, NET	2.4	5.8
INVESTMENT SECURITIES	21.7	7.2
NON-CURRENT DEFERRED INCOME TAX ASSETS	19.4	10.9
OTHER ASSETS, NET	20.4	20.9
TOTAL ASSETS	$414.2	$382.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.4	$4.3
Accounts payable and accrued expenses	75.9	57.6
Deferred income	41.6	38.7
Total current liabilities	121.9	100.6
LONG-TERM DEBT	20.5	21.6
NON-CURRENT INCOME TAX LIABILITIES	1.8	1.7
NON-CURRENT DEFERRED INCOME	60.5	52.8
Total liabilities	204.7	176.7

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in-capital	356.6	353.7
Accumulated other comprehensive income	3.3	3.3
Accumulated deficit	(151.1)	(151.8)
Total stockholders’ equity	209.5	205.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$414.2	$382.6

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
OPERATING ACTIVITIES:
Net income (loss)	$9.8	$(8.0)
Adjustments to reconcile net income (loss) to net cash provided by/(used in) operating activities:
Amortization and impairments of feature film production assets	0.7	1.4
Amortization of television production assets	6.8	2.8
Depreciation and amortization	6.9	5.0
Services provided in exchange for equity instruments	(0.1)	(0.2)
Other Amortization	0.5	0.5
Stock-based compensation	2.5	3.1
Provision for (recovery from) doubtful accounts	0.2	(0.1)
(Benefit from) provision for deferred income taxes	(6.8)	5.1
Cash provided by/(used in) changes in operating assets and liabilities:
Accounts receivable	(15.1)	(7.7)
Inventory	(1.2)	(1.5)
Prepaid expenses and other assets	(0.5)	(11.1)
Feature film production asset spend	(1.5)	(4.4)
Television production asset spend	(3.4)	(5.2)
Accounts payable, accrued expenses and other liabilities	18.7	(3.3)
Deferred income	(3.2)	14.2
Net cash provided by/(used in) operating activities	14.3	(9.4)
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(5.7)	(4.2)
Net proceeds from infrastructure improvement incentives	—	2.9
Purchases of short-term investments	(4.6)	(2.5)
Proceeds from sales and maturities of investments	6.1	12.8
Purchase of investment securities	(0.7)	(2.0)
Net cash (used in)/provided by investing activities	(4.9)	7.0
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	—	0.4
Repayment of long-term debt	(1.1)	(0.9)
Dividends paid	(9.1)	(9.0)
Proceeds from issuance of stock	0.5	0.4
Net cash used in financing activities	(9.7)	(9.1)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(0.3)	(11.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	47.2	32.9
CASH AND CASH EQUIVALENTS, END OF PERIOD	$46.9	$21.4
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$1.2	$0.6
Non-cash purchase of investment securities	$13.8	$—

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Net cash provided by/(used in) operating activities	$14.3	$(9.4)

Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(5.7)	(4.2)

Free Cash Flow	$8.6	$(13.6)

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, servicing and repaying debt, and for payment of dividends.

World Wrestling Entertainment, Inc.
Supplemental Information - Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	As reported	Adjusted	As reported	Adjusted
Operating income (loss)	$15.1	$15.1	$(12.2)	$(12.2)
Investment, interest and other expense, net	(0.6)	(0.6)	(0.3)	(0.3)
Income (loss) before income taxes	14.5	14.5	(12.5)	(12.5)
Provision for (benefit from) income taxes	4.7	4.7	(4.5)	(4.5)
Net income (loss)	$9.8	$9.8	$(8.0)	$(8.0)

Earnings (loss) per share:	$0.13	$0.13	$(0.11)	$(0.11)

Reconciliation of Operating income to OIBDA
Operating income (loss)	15.1	15.1	(12.2)	(12.2)
Depreciation and amortization	5.9	5.9	5.0	5.0
OIBDA	$21.0	$21.0	$(7.2)	$(7.2)

Non-GAAP Measures:
The Company defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.
Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Reconciliation of Operating income to Adjusted OIBDA
(In millions, except per share data)
(Unaudited)

WWE 2015 Q2 potential performance at different subscriber Levels
Average Subscribers (000s)	Operating Income			Depreciation	OIBDA			Adjustments to OIBDA[1]	Adjusted OIBDA
1,000	$(6)	-	$(4)	$7	$1	-	$3	$0	$1	-	$3
1,050	$(5)	-	$(3)	$7	$2	-	$4	$0	$2	-	$4
1,100	$(4)	-	$(2)	$7	$3	-	$5	$0	$3	-	$5
1,200	$(1)	-	$1	$7	$6	-	$8	$0	$6	-	$8
1,300	$2	-	$4	$7	$9	-	$11	$0	$9	-	$11

Non-GAAP Measures:
The Company defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.
Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.
(1) Unknown at this time, there may be other items that would be adjusted for in the presentation above.

World Wrestling Entertainment, Inc.
Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures
Pro forma Excludes Timing Impact of WrestleMania 31
(In millions, except per share data)(Unaudited)

	Q1 2015	Q1 2015	Q1 2015	Q1 2014
Revenues:	Reported	WM 31 Timing	Pro forma	Reported
Media Division
Pay-per-view	$9.0	$(4.9)	$4.1	$13.8
WWE Classics On Demand	—	—	—	0.2
Subscriptions	28.6	—	28.6	4.4
Network	37.6	(4.9)	32.7	18.4
Television	58.2	(1.0)	57.2	40.6
Home Entertainment	4.7	—	4.7	10.5
Digital Media	4.3	—	4.3	6.7
Media Division	104.8	(5.9)	98.9	76.2
Live Events	39.3	(15.7)	23.6	21.7
Consumer Products Division
Licensing	16.5	—	16.5	14.0
Venue Merchandise	8.4	(3.3)	5.1	5.0
WWEShop	5.3	—	5.3	4.2
Consumer Products Division	30.2	(3.3)	26.9	23.2
WWE Studios	1.5	—	1.5	4.3
Corporate and Other	0.4	—	0.4	0.2
Total Revenues	$176.2	$(24.9)	$151.3	$125.6

OIBDA:
Media Division	$26.4	$12.7	$39.1	$13.2
Live Events	17.6	(11.1)	6.5	3.8
Consumer Products Division	15.1	(1.2)	13.9	11.9
WWE Studios	(0.4)	—	(0.4)	1.6
Corporate and Other	(37.7)	—	(37.7)	(37.7)
OIBDA	21.0	0.4	21.4	(7.2)
Depreciation & amortization	(5.9)	—	(5.9)	(5.0)
Operating income (loss)	15.1	0.4	15.5	(12.2)
Interest and other, net	(0.6)	—	(0.6)	(0.3)
Income (loss) before taxes	14.5	0.4	14.9	(12.5)
Provision for (benefit from) taxes	4.7	0.1	4.8	(4.5)
Income (loss) from Continuing Operations	9.8	0.3	10.1	(8.0)
Net income (loss)	$9.8	$0.3	$10.1	$(8.0)

EPS - basic and diluted	$0.13	$—	$0.13	$(0.11)

Given that a significant portion of first quarter WWE Network subscriber growth occurred in late March, 2015, the timing impact of WrestleMania on WWE Network profits within the current year quarter is not considered to be material. With the evolution to a subscription based platform, the Company believes that the value of WrestleMania is reflected in the acquisition and retention of subscribers over longer periods of time as opposed to solely in the period in which the event occurs.